Testing the Waters Materials Related to Series #GBOYCOLOR

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#GBOYCOLOR

'98 GAME BOY COLOR (SEALED)

THIS INITIAL OFFERING IS COMING SOON!

85+
GAME BOY
COLOR

OFFERING AMOUNT: $6,500

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

#GBOYCOLOR

'98 GAME BOY COLOR (SEALED)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$4.00
Number of Shares	1,625
Initial Offering Market Cap.	$6,500
Storage Location	Rally

ASSET SPECIFICATIONS

#GBOYCOLOR | $6.5K

SIMILAR ASSET SALES   TRADING ON RALLY

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COMPARABLE ASSET VALUE CHANGE

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TRANSACTIONS

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The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.

VENTURE BEAT

April 2014

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#GBOYCOLOR

'98 GAME BOY COLOR (SEALED)

Nearly a decade after the massively successful release of the Game Boy, Nintendo offered its first true upgrade to the handheld line: The Game Boy Color. Debuting in 1998, the Game Boy Color added an entirely new dimension to the beloved Game Boy — bringing gamers a vibrant world with 56 colors, while remaining compatible with older Game Boy games. This next-gen console was seen as a mobile counterpart to the N64, selling over 40M units. #GBOYCOLOR is a 1st Print Game Boy Color, sealed and graded VGA 85.

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#GBOYCOLOR | *Visuals*

#GBOYCOLOR comes from the rare Clear Purple/Holostrip 1st Print Variant.

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Post-Qualification Amendment No. 21
File No. 024-11584

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by RSE Collection, LLC (the "Offering Statement"). The Offering Statement, as amended by a pre-qualification amendment, was initially qualified by the U.S. Securities and Exchange Commission on November 15, 2021. This Post-Qualification Amendment No. 21 seeks to qualify 6 series of interests of the issuer: Series #GBOYCOLOR; Series #R2D2; Series #VADER; Series #1857COIN; Series #ELON1 and Series #WARHOL2.

Different series of RSE Collection, LLC have already been offered by RSE Collection, LLC under the Offering Statement, as amended and qualified. Such series of RSE Collection, LLC will continue to be offered and sold by RSE Collection, LLC following the filing of this post-qualification amendment subject to the offering conditions contained in the Offering Statement, as qualified.

The purpose of this post-qualification amendment is to add to the Offering Statement, as amended and qualified, the offering of additional series of RSE Collection, LLC and to amend, update and/or replace certain information contained in the Offering Circular. The series already offered under the Offering Statement and the additional series being added to the Offering Statement by means of this post-qualification amendment are outlined in the "**Master Series Table**" contained in **Appendix A** to the Offering Circular in this post-qualification amendment.

DESCRIPTION OF SERIES 1998 NINTENDO GAME BOY COLOR

Investment Overview

•Upon completion of the Series #GBOYCOLOR Offering, Series #GBOYCOLOR will purchase a 1998 Factory Sealed Nintendo Game Boy Color graded VGA 85 for Series #GBOYCOLOR (The “Series 1998 Nintendo Game Boy Color” or the “Underlying Asset” with respect to Series #GBOYCOLOR, as applicable), the specifications of which are set forth below.

•The Game Boy Color was released in 1998 as the “color-screened” successor to the original Game Boy. It could support up to 56 colors and was backward compatible, allowing for the ability to play original Game Boy games.

•Combined sales of the Game Boy and the Game Boy totaled over 118 million units.

•The Underlying Asset is a 1998 Factory Sealed Nintendo Game Boy Color graded VGA 85.

Asset Description

Overview & Authentication

•According to the Smithsonian, the Game Boy “combined aspects of Nintendos successful Nintendo Entertainment System (NES) television video game console with their earlier handheld electronic games marketed under the name ‘Game & Watch.’”

•According to the Smithsonian: “Shortly after the introduction of the Game Boy, Sega and Atari released handheld games, the Sega Game Gear and the Atari Lynx. Both had superior color LCD displays but both also suffered from short battery life and limited game availability.

•According to the Smithsonian, original Game Boys “were bundled with Tetris, an addictive game developed in 1985 by Russian mathematician Alexey Pazhitnov, assisted by Dmitry Pavlovsky and Vadim Gerasimov. As with the NES, game software was stored on removable cartridges, allowing users to switch games at whim. Nintendo also marketed a number of accessories with this version of the Game Boy, including a camera and printer attachment.”

•The Game Boy was designed by a team led by Gumpei Yokoi, who was responsible for designing the Game & Watch system, which Nintendo released in 1980. The team also designed Metroid for the NES.

•According to PC Magazine, “In 1998, Nintendo finally unveiled a color-screened successor to the Game Boy called, unsurprisingly, Game Boy Color. Like its predecessor, it did very well with battery life thanks to an efficient non-backlit LCD screen. Game Boy Color (which sold an estimated 40+ million units itself) could play all previous monochrome Game Boy titles plus new games designed for its slightly beefier specs. And in 2001, Nintendo released the Game Boy Advance, a 32-bit handheld that marked a dramatic leap in capability over earlier Nintendo handhelds. It remained backwards-compatible with both monochrome and Color Game Boy titles, assuring classic 1989 Game Boy software would live on for another decade.”

•An original Game Boy is on display at the Smithsonian’s National Museum of American History.

•According to Venture Beat: “While the original Game Boy dominated the portable market for almost 10 years before getting a proper upgrade, Nintendo would replace the Game Boy Color in less than three years.”

•According to Venture Beat: “The Game Boy Color was the first true successor to the original Game Boy. As the name implies, it could support up to 56 colors.”

•The Underlying Asset has been issued a grade of NM+ 85 by Video Game Authority (VGA) with Certification No. 71015201.

Notable Features

•The Underlying Asset is a 1998 Factory Sealed Nintendo Game Boy Color graded VGA 85.

•The Underlying Asset is a first print edition.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from VGA.

Details

Series 1998 Nintendo Game Boy Color
System	Game Boy Color
Production Year	1998
Memorabilia Type	Sealed Video Game Console
Manufacturer	Nintendo
Variant	Clear Purple / Holostrip
Edition	1st Print
Authentication	Video Game Authority (VGA)
Grade	85
Certification No.	71015201

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1998 Nintendo Game Boy Color going forward.